                           HAWKER PACIFIC AEROSPACE

                  AGREEMENT FOR NON-USE AND NON-DISCLOSURE OF
                           CONFIDENTIAL INFORMATION

   This Agreement is entered into as of February 28, 2002, by and between HAWKER PACIFIC AEROSPACE ("HPAC") and LUFTHANSA TECHNIK AG ("LHT").

1. LHT agrees not to disclose, except to its employees and consultants with a need to know, and not to use, except for the purposes set forth herein, any information received from HPAC under this Agreement, whether or not it is oral, written or in any other medium and whether or not it is marked as Confidential or Proprietary, and all notes, copies, analyses, compilations, studies, or interpretations that utilize such information, or are prepared, based on, or derived from such information (collectively, the "Confidential Information"). The Confidential Information shall also include any information provided by HPAC to LHT in connection with the possible business combination being considered by the parties prior to the date of this Agreement. The Confidential Information shall be provided for the purposes of discussions on a possible business combination.

2. LHT agrees to prevent the unauthorized disclosure or use of Confidential Information received hereunder using the same degree of care employed to protect its own confidential information, but in no event less than a reasonable standard of care.

3. Nothing herein shall be construed to obligate HPAC to disclose any Confidential Information to LHT, or as granting a license to any Confidential Information disclosed. HPAC makes no representation or warranty regarding the completeness or accuracy of any Confidential Information disclosed. All Confidential Information provided by HPAC and any copies made thereof shall remain the sole property of HPAC and shall be returned or destroyed, at the option of HPAC, upon three (3) days' written notice to LHT. Return or destruction of the Confidential Information and any copies made thereof shall not relieve LHT of its obligations hereunder.

4. The above restrictions shall not apply to Confidential Information which (a) is in the public domain or is properly in the possession of the LHT without restriction at the time of receipt hereunder; (b) subsequently enters the public domain without breach hereof by LHT; (c) is lawfully received from a third party without restriction on disclosure; (d) is independently developed by LHT's personnel who have not had direct or indirect access to or knowledge of the Confidential Information; (e) is used or disclosed with the prior written approval of HPAC; and (f) is obligated to be produced under order of a court of competent jurisdiction (provided that the LHT gives adequate notice of such pending order to HPAC so that HPAC can seek a protective order or other appropriate remedy). If the above exclusions apply to only a portion of the Confidential Information, then only that portion shall be excluded from the restrictions contained herein.

5. This Agreement shall not be assigned by either party without the express written consent of the other party; however, either party may assign this Agreement to its respective successors in interest. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and may be modified only by a written amendment signed by both parties. LHT agrees to comply with all governmental regulations applicable to the Confidential Information, including federal and state securities laws and US Export Control Laws and Regulations.

6. LHT acknowledges that HPAC will be irreparably harmed if LHT's obligations are not specifically enforced, and that no adequate legal remedy exists for breach thereof. LHT agrees that HPAC shall be entitled to obtain injunctive relief, in addition to any other remedies available. Reasonable attorney's fees and costs shall be awarded to HPAC in the event of litigation in which HPAC prevails involving the enforcement or interpretation of this Agreement.

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7. This Agreement shall be governed by the laws of the United States and the
   State of California, excluding its conflict of laws rules.

    LUFTHANSA TECHNIK AG                  HAWKER PACIFIC AEROSPACE

           /s/  KNUT WISZNIEWSKI                     /s/  JAMES R. BENNETT
     ----------------------------------        ----------------------------------
By:           Knut Wiszniewski            By:           James R. Bennett
     ----------------------------------        ----------------------------------
Its:        Director of Finance           Its:    Chief Financial Officer and
     ----------------------------------                    Secretary
                                               ----------------------------------

        /s/  PETRA FELLHOELTER
     -----------------------------------
By:           Petra Fellhoelter
      ----------------------------------
Its:      Senior Manager of Finance
      ----------------------------------

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